Exhibit 10.8

AMC ENTERTAINMENT HOLDINGS, INC.

2024 EQUITY INCENTIVE PLAN

Stock Unit Award Notice

Participant: Date of Grant:

Calculation Values:Total Award:Price:

Settlement:	Each Stock Unit is convertible into one share of Common Stock upon vesting.
Tax Withholding:	Stock Units are subject to reduction to satisfy tax obligations as and when due.

Restricted Stock Unit Award

Number of RSUs:

Vesting:	RSUs are eligible to vest on __________, subject to service requirements.

Performance Stock Unit Award

Target PSUs: Maximum PSUs:

Vesting:	PSUs are eligible to vest on __________, subject to service requirements and attainment of Performance Goals.
Performance Goals:	[The PSUs are divided into __________ tranches and] vesting of the PSUs shall be subject to and determined by attainment of the following Performance Goals:

By executing this Stock Unit Award Notice, Participant agrees and acknowledges that the Stock Units described herein are granted under and governed by the terms and conditions of the Stock Unit Award Agreement attached hereto and the AMC Entertainment Holdings, Inc. 2024 Equity Incentive Plan, both of which are hereby incorporated by reference and together with this Stock Unit Award Notice constitute one document.  This Stock Unit Award Notice may be signed in counterparts, each of which shall be an original with the same effect as if signatures thereto and hereto were upon the same instrument.

PARTICIPANTAMC ENTERTAINMENT HOLDINGS, INC.

By:  _________________________________By:  ___________________________________

Name:

Title:

AMC ENTERTAINMENT HOLDINGS, INC.

2024 EQUITY INCENTIVE PLAN

Stock Unit Award Agreement

Grant of Stock Unit AwardS.

Stock Unit Awards.  AMC Entertainment Holdings, Inc. (the “Company”) hereby grants to Participant identified on the preceding Stock Unit Award Notice (the “Notice”) as of the date on the Notice (the “Date of Grant”), Stock Units (the “Units”) in the awards and amounts set forth in the Notice, pursuant to the terms and conditions set forth in the Notice, this agreement (the “Agreement”) and the AMC Entertainment Holdings, Inc. 2024 Equity Incentive Plan (the “Plan”).

Types of Unit Awards.  This Agreement covers the following types of Unit Awards, each constituting a separate award grant.  Any references to Units herein shall cover all types of Unit Awards.

Restricted Stock Units.  Restricted Stock Units (“RSUs”) are Units that vest based upon satisfaction of service requirements prior to or on specified vesting dates.

Performance Stock Units.  Performance Stock Units (“PSUs”) are Units that vest based upon attainment of performance goals over a specified performance period and subject to satisfaction of service requirements.  As designated in the Notice, PSUs will vest based upon achievement of __________.

No Purchase Price.  In lieu of a purchase price, this Award is made in consideration of service previously rendered and to be rendered by Participant to the Company.

Equity Incentive Plan and Defined Terms. Capitalized terms not defined herein shall have the same meaning as in the Plan.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

Dividend Equivalents.  Each Unit held as of the record date for dividends or other distributions paid in respect of the underlying Common Stock shall be entitled to a dividend equivalent equal to the amount paid in respect of the Common Stock.  Prior to vesting, such dividend equivalents shall accumulate and be paid within thirty (30) days following the vesting date and only to the extent the Units vest.  All rights to dividend equivalents shall be forfeited along with and to the extent the Units are forfeited.

RESTRICTED STOCK UNITS

Vesting.  Unless earlier forfeited, RSU vesting will occur on the following schedule:

Forfeiture.  Unless otherwise provided in a written agreement with Participant in effect as of the Date of Grant, all unvested RSUs shall be immediately forfeited upon termination of Participant’s service for any reason other than Retirement, Disability, or death prior to __________.

Performance STOCK UNITS

[Tranches/Performance Period]. The PSUs shall span the period beginning __________ and ending __________ (the “Performance Period”). [The PSUs shall be divided into __________ tranches as indicated in the Notice with each tranche allocated to a __________within the Performance Period (each a “Tranche”).]

Vesting.  Unless earlier forfeited, vesting of the PSUs will occur upon the Committee’s certification of Company performance for [each Tranche in] the Performance Period. PSUs [allocated to a Tranche] are eligible to vest based upon the Company’s achievement of __________ [during the period covered by the Tranche] as further described below (“PSU Performance Goal(s)”:

Performance Determinations.  The Committee shall determine, in its sole discretion, and certify in writing whether and the extent to which the PSU Performance Goals were achieved with respect to [each

Tranche/the Performance Period].  Such determination and certification shall occur as soon as practicable following the receipt of the Company’s financial statements for the [applicable Tranche/Performance Period].  Achievement of the PSU Performance Goals shall be determined in accordance with U.S. GAAP in effect when the PSU Performance Goals were established.

Forfeiture.  Unless otherwise provided in a written agreement with Participant in effect as of the Date of Grant, all PSUs shall be immediately forfeited upon termination of Participant’s service for any reason other than Retirement, Disability, or death prior to __________.

SETTLEMENT OF UNITS

Time of Settlement.  Subject to the terms of the Plan and this Agreement, each Unit shall be settled within thirty (30) days following and only to the extent of vesting (each, a “Settlement Date”).  On the Settlement Date, the applicable Units shall be converted into an equivalent number of shares of Common Stock that will be immediately distributed to Participant (or Participant’s legal representative). With regard to shares of Common Stock delivered on the Settlement Date, the Company may at its election either (i) issue a certificate representing the equity interests, or (ii) not issue any certificate representing the equity interests and document Participant’s interest by registering the Common Stock with the Company's transfer agent (or another custodian selected by the Company) in book-entry form.

Delay of Settlement.  Notwithstanding Section 4(a), the Settlement Date may be delayed where the Company reasonably anticipates that the settlement of the Units will violate Federal securities laws or other applicable law; provided that the Units shall be settled at the earliest date on which the Company reasonably anticipates that the settlement will not cause such violation.  For purposes of this Section 4(b), the making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Code shall not be treated as a violation of applicable law.

(a)	Withholding Requirements. As of the date any tax withholding is due and paid by the Company on behalf of Participant with respect to Units prior to their Settlement Date, the Company shall accelerate settlement and withhold shares of Common Stock with a Fair Market Value equal to the amount of the applicable tax withholding plus any tax withholding liability incurred as a result of such acceleration. For tax withholding due upon a Settlement Date, if permitted by the Committee at such time, Participant may elect to satisfy the tax withholding by remitting to the Company an amount in cash equal to the applicable tax withholding. If no such election is made or the Committee does not permit such an election, the Company shall withhold shares of Common Stock with a Fair Market Value equal to the amount of the applicable tax withholding. In all cases, the amount of tax withholding shall be determined by the Company in compliance with applicable tax laws and regulations. In no instance shall shares of Common Stock be withheld with a Fair Market Value exceeding the maximum applicable tax rates. Notwithstanding any action the Company takes with regard to tax withholding, the ultimate liability for the payment of taxes remains with Participant and the Company makes no representation regarding the tax impacts to Participant upon the grant, vesting or settlement of the Units or any subsequent sale of Common Stock.

MISCELLANEOUS PROVISIONS.

Securities Laws. Subject to Section 4(b), no shares of Common Stock will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations, by any regulatory agencies having jurisdiction, and by any exchanges upon which such equity securities may be listed have been fully met.  As a condition precedent to the issuance of such equity securities, the Company may require Participant to take any reasonable action to meet such requirements.  The Committee may impose such conditions on any shares of Common Stock issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such equity securities may be listed, and under any blue sky or other securities laws applicable to such equity interests.  The Committee may also require Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such equity securities.

Participant Undertaking.  Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect the obligations or restrictions imposed on either Participant or upon the shares of Common Stock issued pursuant to this Agreement.  Participant agrees and acknowledges that his or her ownership of and transactions in Common Stock are subject to the Company’s Insider Trading Policy, as may be amended from time to time.

No Right to Continued Service. Nothing in this Agreement or the Plan shall confer upon Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.  The value of the Units is not a part of Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, e-mail transmission, or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company at its principal executive office and to Participant at the address that he or she most recently provided to the Company.

Entire Agreement. This Agreement, the Notice and the Plan constitute the entire agreement between the parties hereto regarding the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Participant, Participant’s assigns and the legal representatives, heirs and legatees of Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Amendment.  This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse impact on Participant or his/her rights hereunder (as determined by the Committee in its reasonable discretion) without Participant’s consent.

Governing Law. This Agreement and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

Section 409A Compliance.  To the extent applicable, it is intended that the Units comply with the requirements of Section 409A of the Code and the Treasury Regulations and other guidance, compliance programs and other interpretive authority thereunder (“Section 409A”), and that this Agreement shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A.  In the event that (i) any provision of this Agreement, (ii) the Units or any payment or transaction in respect of the Units or (iii) other action or arrangement contemplated by the provisions of this Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A, the Committee shall have the authority to take such actions and to make such changes to this Agreement as the Committee deems necessary to comply with such requirements.  No payment that constitutes deferred compensation under Section 409A that would otherwise be made under this Agreement upon a termination of service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A.  Notwithstanding the foregoing or anything elsewhere in this Agreement to the contrary, if Participant is a “specified employee” as defined in Section 409A at the time of termination of service with respect to the Units, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A, the commencement of any payments or benefits under the Units shall be deferred until the date that is six months following Participant’s termination of service (or, if earlier, the date of death of Participant).  Notwithstanding anything to the contrary in this Agreement, dividend equivalents shall be paid no later than the March 15 following the calendar year during which Participant first acquires a vested, legally binding right to receive the dividend equivalent.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant by Section 409A or any damages for failing to comply with Section 409A.

Retirement:  For purposes of this Agreement, “Retirement” shall mean a termination of service for any reason other than Cause after Participant has provided ten (10) years of service to the Company and attained the age of sixty-five (65).  Upon the Retirement, (i) any unvested RSUs shall remain outstanding and continue to vest in the ordinary course as if Participant’s service continued through the vesting date and (ii) any unvested PSUs allocated to the [Tranche/Performance Period] in which the Retirement occurs shall remain outstanding and continue to vest in the ordinary course as if Participant’s service continued through the vesting date, subject to attainment of the applicable PSU Performance Goals.  Participant acknowledges that attainment of Retirement eligibility prior to the vesting of RSUs may impact the timing of when certain employment taxes are due for unvested RSUs.

Disability:  Upon the termination of Participant as the result of Disability, (i) any unvested RSUs shall remain outstanding and continue to vest in the ordinary course as if Participant’s service continued through the vesting date and (ii) any unvested PSUs allocated to the [Tranche/Performance Period] in which the termination occurs shall remain outstanding and continue to vest in the ordinary course as if Participant’s service continued through the vesting date, subject to attainment of the applicable PSU Performance Goals. Participant acknowledges that a termination resulting from Disability prior to the vesting of RSUs may impact the timing of when certain employment taxes are due for unvested RSUs.

Death:  Upon the death of Participant, (i) any unvested RSUs shall immediately vest and settle and (ii) any unvested PSUs allocated to the [Tranche/Performance Period] in which the death occurs shall immediately vest and settle as if the applicable Performance Goals were attained at 100%.

Appendix A

VESTING SCHEDULE

% Attained (Actual vs PSU Performance Goal)	PSUs Vested (Percentage of PSUs awarded)
less than 80%	0%
80%	50%
81%	54%
82%	58%
83%	62%
84%	66%
85%	70%
86%	74%
87%	78%
88%	82%
89%	86%
90%	90%
91%	91%
92%	92%
93%	93%
94%	94%
95%	95%
96%	96%
97%	97%
98%	98%
99%	99%
100%	100%
101%	105%
102%	110%
103%	115%
104%	120%
105%	125%
106%	130%
107%	135%
108%	140%
109%	145%
110%	150%
111%	155%
112%	160%
113%	165%
114%	170%
115%	175%
116%	180%
117%	185%
118%	190%
119%	195%
120% or higher	200%